EXHIBIT 4(d)
AMENDMENT NO. 2 TO LOAN AND SERVICING AGREEMENT
          This AMENDMENT NO. 2 (the “Amendment”) dated as of January 31, 2007 is by and among SWC Receivables Funding LLC (the “Borrower”), The Sherwin-Williams Company (the “Servicer”), CIESCO, LLC (“Ciesco”), as a Conduit Lender, Citibank, N.A. (“Citibank”), as a Committed Lender, and Citicorp North America, Inc. (“CNAI”), as a Managing Agent and as Program Agent.
          PRELIMINARY STATEMENTS:
          (1) The Borrower, Servicer, Ciesco, Citibank and CNAI are parties to a Loan and Servicing Agreement, dated as of February 1, 2006 (as amended, supplemented or otherwise modified previously and from time to time hereafter, the “Agreement”); capitalized terms defined therein being used herein as therein defined unless otherwise defined herein.
          (2) In consideration of the mutual agreements contained herein, and for other valuable consideration, receipt of which is hereby acknowledged, the parties hereto have agreed to amend the Agreement as set forth herein.
          NOW, THEREFORE, the parties hereto agree as follows:
          SECTION 1. Amendment to Agreement.
          Effective as of the date hereof and subject to the satisfaction of the condition precedent set forth in Section 3 hereof, the Agreement is hereby amended as follows:
     1.1 Clause (xiii) of the definition of “Eligible Receivable” set forth in Section 1.01 of the Agreement is hereby amended and restated in its entirety as follows:
     (xiii) which is due and payable in full in accordance with the terms of the applicable Contract, but not to exceed more than 120 days after the related original invoice date; provided that for those Receivables with payment terms of 90-120 days after the original invoice date, such Receivables in the aggregate cannot exceed 10 % of the aggregate Outstanding Balance of all Receivables; provided that with respect to an Installment Receivable, the final due date of the last installment under the Contract of such Installment Receivable cannot exceed 12 months from the date of such Installment Receivable’s Contract date.
     1.2 Exhibit F to the Agreement is amended and restated in its entirety by Schedule I attached hereto.
          SECTION 2. Extension and Waiver.

     1.1 Pursuant to Section 2.01(c) of the Agreement, the Borrower hereby requests the Committed Lender to extend the date set forth in clause (i) of the definition of “Scheduled Termination Date” (the “Commitment Termination Date”) to January 30, 2008. By its signature below, the Committed Lender consents to such extension effective as of the date hereof. By their signatures below, the Conduit Lender, the Committed Lender and CNAI as a Managing Agent and as Program Agent each hereby waive the requirement set forth in clause (iv) of Section 2.01(c) that such request for an extension must be given at least sixty (60) days prior to the current Commitment Termination Date.
     1.2 By its signature below, CNAI, as a Managing Agent and as Program Agent, hereby waives any Event of Termination under Section 7.01(b) of the Agreement arising out of (a) the breach of Section 5.03(e) of the Agreement in connection with (i) the addition of certain Deposit Accounts and Lock-Boxes at Bank of America, N.A., (ii) the closing of certain Deposit Accounts at Wachovia Bank, National Association and (iii) the closing of a certain Deposit Account at National City Bank and (b) the failure of the Deposit Accounts maintained at Bank of America, N.A., to be re-titled in the name of the Borrower.
          SECTION 3. Conditions of Effectiveness. This Amendment shall become effective as of the date hereof upon receipt by CNAI of the counterparts of this Amendment duly executed by each of the parties hereto.
          SECTION 4. Representations and Warranties of the Borrower and the Servicer. Each of the Borrower and the Servicer represents and warrants as to itself as follows:
     (a) No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by such Person of this Amendment or the performance by such Person of the Agreement as amended by this Amendment;
     (b) This Amendment and the Agreement, as amended by this Amendment, constitute legal, valid and binding obligations of such Person enforceable against such Person in accordance with their terms;
     (c) Upon the effectiveness of this Amendment, such Person hereby reaffirms all covenants, representations and warranties made by it in the Agreement, as amended, and agrees that all such covenants, representations and warranties shall be deemed to have been re-made as of the effective date of this Amendment; and
     (d) Upon the effectiveness of this Amendment, no Event of Termination, and no Incipient Event of Termination shall have occurred and is continuing.
          (e) The Borrower agrees to obtain and deliver to CNAI, within 30 days after the effective date hereof, (a) an executed Blocked Account Agreement among the Borrower, the Originator, CNAI and Bank of America, N.A., with respect to any Lock-Boxes and Deposit Accounts maintained at Bank of America, N.A., and set forth on Schedule I attached hereto that are currently not subject to a Blocked Account Agreement and (b) evidence that all Deposit Accounts maintained at Bank of America, N.A., have been re-titled in the name of the Borrower.

          SECTION 5. Reference to and the Effect on the Agreement. (a) On and after the effective date of this Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Agreement, and each reference to the Agreement in any Facility Document or any other document, instrument or certificate delivered in connection with any of the foregoing, shall mean and be a reference to the Agreement as amended hereby.
          (b) Except as specifically amended above, the Agreement is and shall continue to be in full force and effect and is hereby ratified and confirmed.
          SECTION 6. Costs, Expenses and Taxes. The Borrower agrees to pay on demand all reasonable costs and expenses of the Program Agent, the Managing Agents and the Lenders in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Program Agent, the Managing Agents and the Lenders with respect thereto and with respect to advising the Program Agent, the Managing Agents and the Lenders as to its rights and responsibilities hereunder and thereunder.
          SECTION 7. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.
          SECTION 8. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.
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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SWC RECEIVABLES FUNDING LLC, as the Borrower
By:	/s/ Sean P. Hennessy
	Name:	Sean P. Hennessy
	Title:	President

THE SHERWIN-WILLIAMS COMPANY, as Servicer
By:	/s/ Cynthia D. Brogan
	Name:	Cynthia D. Brogan
	Title:	Vice President and Treasurer

CITICORP NORTH AMERICA, INC., as a Managing Agent and as Program Agent
By:	/s/ Patricia Schaupp
	Name:	Patricia Schaupp
	Title:	Vice President

CIESCO, LLC, as a Conduit Lender By: Citicorp North America, Inc., as Attorney-in-Fact
By:	/s/ Patricia Schaupp
	Name:	Patricia Schaupp
	Title:	Vice President

CITIBANK, N.A., as a Committed Lender
By:	/s/ Patricia Schaupp
	Name:	Patricia Schaupp
	Title:	Vice President